FIRST AMENDMENT TO LEASE
This FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of the _9__ day of July, 2015, by and between SFI PLEASANTON, LLC, a Delaware limited liability company ("Landlord"), and ELLIE MAE, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord and Tenant entered into that certain Lease dated July 14, 2014 (the "Lease"), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of 105,452 rentable square feet ("Existing Premises") commonly known as Suites 300, 400 and 500 and located on the entire third (3rd), fourth (4th) and fifth (5th) floors of that certain office building located at 4420 Rosewood Drive, Pleasanton, California ("Building").
B.    Pursuant to Section 46 of the Lease, Tenant has exercised its right of first offer with respect to the First Floor Offer Space, to expand the Existing Premises to include that certain space consisting of 31,717 rentable square feet of space commonly known as Suite 100 and located on the first (1st) floor of the Building (the "Expansion Premises"), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.
2.Modification of Premises. Effective as of January 1, 2016 (the "Expansion Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to 137,169 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the "Premises."
3.Expansion Term. The term of Tenant's lease of the Expansion Premises (the "Expansion Term") shall commence on the Expansion Commencement Date and shall expire coterminously with Tenant's Lease of the Existing Premises on the Termination Date, subject to extension as provided in Section 44 of the Lease (Option to Renew), unless sooner terminated as provided in the Lease, as hereby amended.
4.Rent.
4.1.Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Monthly Installments of Rent for the Existing Premises in accordance with the terms of Article 3 of the Lease.
4.2.Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord Monthly Installments of Rent for the Expansion Premises as follows:

Period During Expansion Term	Annual Rent	Monthly Installment of Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1/1/16 - 3/31/2016*	$951,510.00*	$79,292.50*	$2.50*
4/1/2016 - 3/31/2017	$980,055.36	$81,671.28	$2.58
4/1/2017 - 3/31/2018	$1,009,456.92	$84,121.41	$2.65
4/1/2018 - 3/31/2019	$1,039,740.72	$86,645.06	$2.73
4/1/2019 - 3/31/2020	$1,070,932.92	$89,244.41	$2.81
4/1/2020 - 3/31/2021	$1,103,060.88	$91,921.74	$2.90
4/1/2021 - 3/31/2022	$1,136,152.68	$94,679.39	$2.99
4/1/2022 - 3/31/2023	$1,170,237.24	$97,519.77	$3.07
4/1/2023 - 3/31/2024	$1,205,344.44	$100,445.37	$3.17
4/1/2024 - 12/31/2024	$1,241,504.76	$103,458.73	$3.26
*The Monthly Installment of Rent for the period commencing on January 1, 2016 and ending on March 31, 2016 is subject to abatement pursuant to Section 4.3 of this First Amendment.
On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Monthly Installment of Rent payable for the Expansion Premises for the first full month of the Expansion Term.
4.3.Abated Base Rent. Notwithstanding anything in this Lease to the contrary, so long as there exists no uncured monetary or material non-monetary Event of Default, Tenant shall be entitled to an abatement of Monthly Installment of Rent with respect to the Expansion Premises in the amount of $79,292.50 per month (and prorated for any partial month) for the period commencing on January 1, 2016 and continuing through March 31, 2016 (the “Rent Abatement Period”). The maximum total amount of Monthly Installment of Rent abated with respect to the Expansion Premises in accordance with the foregoing shall equal $237,877.50 (the “Abated Monthly Installment of Rent”). If Landlord terminates this Lease following the occurrence of an Event of Default, then all unamortized Abated Monthly Installment of Rent (i.e. based upon the amortization of the Abated Monthly Installment of Rent in equal monthly amounts, without interest, during the period commencing on the day immediately following the expiration of the Rent Abatement Period and ending on the original Termination Date) shall immediately become due and payable. Only Monthly Installment of Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s Proportionate Share of Expenses, Insurance Costs and Taxes and all other rent and other costs and charges specified in the Lease, as amended, shall remain as due and payable pursuant to the provisions of the Lease, as amended. If there exists any uncured monetary or material non-monetary Event of Default at any time during the Rent Abatement Period, then Tenant’s right to receive the Abatement Monthly Installment of Rent shall toll (and Tenant shall be required to pay Monthly Installment of Rent during such period of uncured Event of Default) until Tenant has cured such Event of Default in accordance with this Lease.
5.Tenant's Proportionate Share of Expenses, Insurance Costs and Taxes.
5.1.Existing Premises. Tenant shall continue to pay Tenant's Proportionate Share of Expenses, Insurance Costs and Taxes in connection with the Existing Premises in accordance with the terms of the Lease.
5.2.Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant's Proportionate Share of Expenses, Insurance Costs and Taxes in connection with the Expansion Premises in accordance with the terms of Article 4 of the Lease, provided that with respect to the calculation of Tenant's Proportionate Share of Expenses, Insurance Costs and Taxes in connection with the Expansion Premises, Tenant's Proportionate Share shall equal 18.19% for the Building and 3.08% for the Project.
6.Expansion Improvements. Except as specifically set forth in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, "as-is" condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or Building or with respect to the suitability of the Premises or Building for the conduct of Tenant's business. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).
7.Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Cushman & Wakefield of California, Inc. and Jones Lang LaSalle (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
8.No Further Right of First Offer for First Floor Offer Space. Notwithstanding anything to the contrary set forth in the Lease, effective as of the Expansion Space Commencement Date, Tenant shall have leased the entirety of the "First Floor Offer Space" (as defined in Section 46 of the Lease), and therefore, effective as of the date hereof, Landlord and Tenant acknowledge and agree that Tenant's right of first offer set forth in Section 46 of the Lease with respect to the First Floor Offer Space only is hereby deleted and of no further force or effect.
9.No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.
[signatures follow on next page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"

SFI PLEASANTON, LLC,	ELLIE MAE, INC.,
a Delaware limited liability company	a Delaware Corporation

By: SFI Mezz Pleasanton, LLC,
a Delaware limited liability company,
its member

By: Swift Fund I GP, LLC,
a Delaware limited liability company,
its manager

By: /s/ Craig Firpo	By: /s/ Jonathan Corr

Name: Craig Firpo	Name: Jonathan Corr

Its: VP	Its: President & CEO

EXHIBIT A
4420 ROSEWOOD DRIVE
OUTLINE OF EXPANSION PREMISES

ROSEWOOD
COMMONS

4400 - 4460 Rosewood Drive
Pleasanton, CA 94588

Building 2

1st Floor
31,717 RSF

KEY PLAN

FOR LEASING INFORMATION:

Jim Peterson
+1 925 944 2164
jim.peterson@am.jll.com
License # 00886390

Tom Maloney
+1 925 944 2141
tom.maloney@am.jll.com
License # 00967243

Kevin Mechelke
+ 1 925 944 2142
kevin.mechelke@am.jll.com
License #: 01338917

JLL SWIFT REAL ESTATE PARTNERS

EXHIBIT B
4420 ROSEWOOD DRIVE
TENANT WORK LETTER
On September 1, 2015, Landlord shall deliver the Expansion Premises and "Base, Shell, and Core," as that term is defined below, to Tenant for purposes of Tenant's commencement of construction of the "Tenant Improvements," as that term is defined below, and installing Tenant's furniture, fixtures and equipment, prior to the Expansion Commencement Date, and Tenant shall accept the Expansion Premises and Base, Shell, and Core from Landlord in their presently existing, "as-is" condition. The "Base, Shell, and Core" shall consist of those portions of the Expansion Premises which were in existence prior to the construction of the tenant improvements in the Expansion Premises.
Notwithstanding the foregoing, Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") equal to One Million Three Hundred Eighty-Seven Thousand Sixteen and 00/100 Dollars ($1,387,016.00) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Expansion Premises (the "Tenant Improvements"). The Tenant Improvement Allowance will be disbursed in accordance with Landlord's standard disbursement procedures, including, without limitation, following Landlord's receipt of (i) evidence (i.e., invoices, contracts or other documentation reasonably satisfactory to Landlord) of payment for the Tenant Improvements, and (ii) fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements. If the estimated cost of the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall be entitled to the Tenant Improvement Allowance in accordance with the terms hereof, but each individual disbursement of the Tenant Improvement Allowance shall be disbursed in the proportion that the Tenant Improvement Allowance bears to the total cost for the Tenant Improvements (less the percentage of any retainage withheld by Landlord). The Tenant Improvements shall be constructed in accordance with the terms and conditions of Article 6 of the Lease.
Further notwithstanding the foregoing, Landlord shall be obligated to upgrade the men's and women's restrooms exclusively serving the Expansion Premises in accordance with the terms of Exhibit B, Paragraph B(1)(A) to the Lease (the "Landlord Work").
In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance subsequent to August 31, 2016, nor shall Landlord be obligated to disburse any amount in excess of the Tenant Improvement Allowance in connection with the construction of the Tenant Improvements. No portion of the Tenant Improvement Allowance, if any, remaining after the construction of the Tenant Improvements shall be available for use by Tenant.